EXHIBIT 99.2

®	Media Release
Property Solutions Worldwide

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Names Richard W. Pehlke
Executive Vice President and Chief Financial Officer
CHICAGO (Feb. 12, 2007) — Grubb & Ellis Company (NYSE: GBE), a leading provider of integrated real estate services, today announced the appointment of Richard W. Pehlke as Executive Vice President and Chief Financial Officer effective Feb. 15.
     “Rich will be a valuable addition to our senior management team and we are excited to have him on board as we move further into our five-year plan,” said Mark E. Rose, Chief Executive Officer. “He brings with him a strong financial background, including a demonstrated ability to manage capital markets transactions and mergers & acquisitions in a public company environment. We believe this experience will be extremely important as we continue to aggressively execute our growth strategy.”
     Don Olinger, who has served as interim Chief Financial Officer since Dec. 29, continues as Senior Vice President, Chief Accounting Officer.
     Pehlke, 53, brings more than 30 years of global business experience in key corporate finance positions. Most recently, he spent three years at Hudson Highland Group (NASDAQ: HHGP), a publicly held global professional staffing and recruiting business. In this role, he was responsible for all of the firm’s financial functions worldwide.
     From 2001 to 2003, Pehlke operated his own consulting business specializing in financial strategy and leadership development. In 2000, he was Executive Vice President and Chief Financial Officer of ONE, Inc. a privately held software implementation business.
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Grubb & Ellis Company
500 West Monroe Street, Suite 2800       Chicago, IL 60661       312.698.6700

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02/12/07
Grubb & Ellis Names Richard W. Pehlke Executive Vice President and Chief Financial Officer
     From 1986 to 1999, Pehlke served as Vice President, Treasurer and Vice President, Investor Relations at Ameritech Corporation where he oversaw a wide range of financial functions, including corporate funding and investments, risk management, investor relations, financial planning and analysis, and a staff of 300 people. Earlier, he was Director of Investor Relations at Household International and Director of Investor Relations, Financial Planning and Financial Reporting at Beatrice Companies.
     Pehlke currently serves on the boards of Edward Health Services Corporation in Naperville, Ideal Industries and Valparaiso University. He holds a bachelor’s degree from Valparaiso University and an MBA from DePaul University.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
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